For Immediate Release                      Contact: John T. O'Neill
July 19, 1995                               Telephone: 401-431-8500



                 HASBRO, INC. STOPS VIRTUAL REALITY
               DEVELOPMENT AND ANNOUNCES EXPECTATIONS
                       FOR SECOND QUARTER 1995



		Pawtucket, RI (July 19, 1995) -- Hasbro, Inc. (HAS:ASE) announced that it has stopped its efforts related to the development of a mass-market virtual reality game system.

	"In 1992, we began development of a home virtual reality game system which would give consumers a real point of difference", said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "We have created that system but at a price which would simply be too expensive to mass-market. We believe, however, that there are many other applications for the proprietary technology we have developed and intend to actively exploit that technology in various areas, including education, training and other commercial applications."

	Mr. Hassenfeld further commented, "This decision will adversely impact our second quarter pre-tax results by $31,100,000, the estimated costs associated with such action. The total pre-tax effect of this development activity, including the aforementioned provision, is anticipated to approximate $33,400,000 and $36,400,000 during the second quarter and six months of 1995, respectively. During the comparable periods of 1994, the amounts approximated $3,800,000 and $6,800,000, respectively, and for the full year approximated $14,200,000."

	He also noted, "Absent the impact of this action, however, we anticipate that our second quarter results will exceed those of a year ago, with revenues up approximately 8% and a modest growth in net earnings." For the second quarter of 1994, the Company reported revenues of $444,324,000 and net earnings of $1,634,000.

	Mr. Hassenfeld concluded, "Although we are stopping our efforts with respect to this mass-market virtual reality game system, the Company will continue to be actively involved in the development of electronic edutainment software such as the previously announced CD ROM version of Monopoly(R) - - the first game of its kind to use the Internet as its playing table - - and Playskool's Funware(TM) for preschoolers."


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